UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 30, 2008

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 408 New York, New York (Address of principal executive offices)	10170 (Zip Code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2008, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of SIGA Technologies, Inc., a Delaware corporation (“SIGA”), the Board increased the maximum size of SIGA’s Board to twelve members, and appointed Bruce Slovin and Michael J. Bayer to fill the vacancies created by such increase, effective immediately.  Mr. Slovin, 71, and Mr. Bayer, 60, will serve terms through the date of the next annual meeting of SIGA’s stockholders.  Mr. Slovin has been appointed to serve on SIGA’s Compensation Committee.

Mr. Slovin and Mr. Bayer will receive compensation consistent with that awarded to other Board members for their duties performed in serving on the Board, as previously disclosed in SIGA’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 9, 2008.  As such, on the date of their appointment, Mr. Slovin and Mr. Bayer were each granted fully vested stock options to purchase 25,000 shares of SIGA's common stock at an exercise price of $3.14 per share, the closing market price of SIGA’s common stock on October 30, 2008.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 30, 2008, the Board approved an amendment (the “Amendment”) to Section 3.1 of the Bylaws of SIGA (the “Bylaws”), increasing the maximum size of SIGA’s Board from ten members to twelve members in connection with the appointment of Bruce Slovin and Michael J. Bayer to the Board, as set forth in Item 5.02 above.

The foregoing summary of the amendment to the Bylaws is qualified in its entirety by reference to the Amendment filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Description

3.1	Amendment to the Bylaws of SIGA Technologies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                            SIGA TECHNOLOGIES, INC.

                                                            By: /s/ Thomas N. Konatich
                                                               Name: Thomas N. Konatich
                                                               Title:   Chief Financial Officer

Date:  November 5, 2008